Exhibit 10b


                                   MINUTES of a Meeting of the
                                   Compensation Committee of
                                   DETECTION SYSTEMS, INC.,
                                   held at the offices of
                                   Detection Systems, Inc.,
                                   Fairport, New York on the
                                   4th day of June, 1996.



     A discussion was held concerning possible changes in officer compensation. Then, upon motion duly made, seconded, and unanimously approved, it was:

     RESOLVED: That effective June 4, 1996, officers' compensation and benefits through May 30, 1997 will be as follows:

          Medical expenses. That reimbursement of all personal and family medical expenses not covered by Company insurance plans, up to 10% of base salary, shall be granted to the Company's officers.